UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                      (Amendment No. ___________________)*


                                  ORBCOMM Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, $0.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   68555P100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 8, 2007
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]  Rule 13d-1(b)

          [ ]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 pages

-------------------                                         ------------------
CUSIP No. 68555P100                                         Page 2 of 13 Pages
-------------------                                         ------------------

------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Franco Family L.P.
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY


------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           933,334
               ---------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         933,334
               ---------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     933,334
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     PN
------------------------------------------------------------------------------

                               Page 2 of 13 pages

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CUSIP No. 68555P100                                         Page 3 of 13 Pages
-------------------                                         ------------------

------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Franco Mgt. L.L.C.
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY


------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           933,334
               ---------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         933,334
               ---------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     933,334
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
------------------------------------------------------------------------------

                               Page 3 of 13 pages

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CUSIP No. 68555P100                                         Page 4 of 13 Pages
-------------------                                         ------------------

------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Estate of Don Franco
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY


------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           569,503*
               ---------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         569,503*
               ---------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     569,503*
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
------------------------------------------------------------------------------

* Includes 275,000 and 47,904 shares of common stock issuable under options and warrants, respectively, that are immediately exercisable.

                               Page 4 of 13 pages

-------------------                                         ------------------
CUSIP No. 68555P100                                         Page 5 of 13 Pages
-------------------                                         ------------------

------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Nancy M. Franco 2006 GRAT
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY


------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New Jersey
------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           538,401
               ---------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         538,401
               ---------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     538,401
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     OO
------------------------------------------------------------------------------

                               Page 5 of 13 pages

-------------------                                         ------------------
CUSIP No. 68555P100                                         Page 6 of 13 Pages
-------------------                                         ------------------

------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Bradley C. Franco
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY


------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,471,735
               ---------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,471,735
               ---------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,471,735
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.0%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
------------------------------------------------------------------------------

                               Page 6 of 13 pages

-------------------                                         ------------------
CUSIP No. 68555P100                                         Page 7 of 13 Pages
-------------------                                         ------------------

------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

     Nancy M. Franco
------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
------------------------------------------------------------------------------
3.   SEC USE ONLY


------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           569,503*
               ---------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               ---------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         569,503*
               ---------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     569,503*
------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [ ]
------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.5%
------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

     IN
------------------------------------------------------------------------------

* Includes 275,000 and 47,904 shares of common stock issuable under options and warrants, respectively, that are immediately exercisable.

                               Page 7 of 13 pages

Item 1.

(a)      Name of Issuer:

         ORBCOMM Inc.

(b)      Address of Issuer's Principal Executive Offices:

         2115 Linwood Ave., Suite 100
         Fort Lee, New Jersey 07024

Item 2.

(a)      Name of Person Filing:

            i.    Franco Family L.P.

            ii. Franco Mgt. L.L.C., which is the general partner of Franco Family L.P.

            iii.  Estate of Don Franco

            iv.   Nancy M. Franco 2006 GRAT

            v. Bradley C. Franco, who is the manager of Franco Mgt. L.L.C., the trustee of the Nancy M. Franco 2006 GRAT and the son of Nancy M. Franco. Mr. Franco disclaims beneficial ownership of the shares held by Franco Mgt. L.L.C. and the Nancy M. Franco 2006 GRAT except to the extent of his pecuniary interest therein.

            vi. Nancy M. Franco, who is the executrix of the Estate of Don Franco. Mrs. Franco disclaims beneficial ownership of the shares held by the Estate of Don Franco except to the extent of her pecuniary interest therein.

(b)      Address of Principal Business Office or, if none, Residence:

            i.    Franco Family L.P.
                  13 Webster Avenue
                  Summit, NJ 07901

            ii.   Franco Mgt. L.L.C.
                  13 Webster Avenue
                  Summit, NJ 07901

            iii.  Estate of Don Franco
                  12 Hickory Hill Road
                  Saddle River, NJ 07458

            iv.   Nancy M. Franco 2006 GRAT
                  12 Hickory Hill Road
                  Saddle River, NJ 07458

            v.    Bradley C. Franco
                  13 Webster Avenue
                  Summit, NJ 07901

            vi.   Nancy M. Franco
                  12 Hickory Hill Road
                  Saddle River, NJ 07458

                               Page 8 of 13 pages

(c)      Citizenship:

            i.    Franco Family L.P.: Delaware

            ii.   Franco Mgt. L.L.C.: New Jersey

            iii.  Estate of Don Franco: N/A

            iv.   Nancy M. Franco 2006 GRAT: New Jersey

            v.    Bradley C. Franco: United States of America

            vi.   Nancy M. Franco: United States of America

(d)      Title of Class of Securities:

         Common Stock, $0.001 par value per share

(e)      CUSIP Number:

         68555P100

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not applicable.

Item 4.  Ownership

(1)  Franco Family L.P.

         (a)  Amount beneficially owned:  933,334
         (b)  Percent of class:  2.5%
         (c)  Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 933,334
              (ii)  Shared power to vote or to direct the vote: 0
              (iii) Sole power to dispose or to direct the disposition of:
                    933,334
              (iv)  Shared power to dispose or to direct the disposition of: 0

(2)  Franco Mgt. L.L.C.

         (a)  Amount beneficially owned:  933,334
         (b)  Percent of class:  2.5%
         (c)  Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 933,334
              (ii)  Shared power to vote or to direct the vote: 0
              (iii) Sole power to dispose or to direct the disposition of:
                    933,334
              (iv)  Shared power to dispose or to direct the disposition of: 0

                               Page 9 of 13 pages

(3)  Estate of Don Franco

         (a)  Amount beneficially owned: 569,503*
         (b)  Percent of class: 1.5%
         (c)  Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 569,503*
              (ii)  Shared power to vote or to direct the vote: 0
              (iii) Sole power to dispose or to direct the disposition of:
                    569,503*
              (iv)  Shared power to dispose or to direct the disposition of: 0

(4)  Nancy M. Franco 2006 GRAT

         (a)  Amount beneficially owned:  538,401
         (b)  Percent of class:  1.5%
         (c)  Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 538,401
              (ii)  Shared power to vote or to direct the vote: 0
              (iii) Sole power to dispose or to direct the disposition of:
                    538,401
              (iv)  Shared power to dispose or to direct the disposition of: 0

(5)  Bradley C. Franco

         (a)  Amount beneficially owned: 1,471,735
         (b)  Percent of class: 4.0%
         (c)  Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 1,471,735
              (ii)  Shared power to vote or to direct the vote: 0
              (iii) Sole power to dispose or to direct the disposition of:
                    1,471,735
              (iv)  Shared power to dispose or to direct the disposition of: 0

(1)  Nancy M. Franco

         (a)  Amount beneficially owned: 569,503*
         (b)  Percent of class: 1.5%
         (c)  Number of shares as to which the person has:
              (i)   Sole power to vote or to direct the vote: 569,503*
              (ii)  Shared power to vote or to direct the vote: 0
              (iii) Sole power to dispose or to direct the disposition of:
                    569,503*
              (iv)  Shared power to dispose or to direct the disposition of: 0

* Includes 275,000 and 47,904 shares of common stock issuable under options and warrants, respectively, that are immediately exercisable.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

                               Page 10 of 13 pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         Not applicable.

                               Page 11 of 13 pages

                                    Signature

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:  February 13, 2007


                                        FRANCO FAMILY L.P.

                                        By: Franco Mgt. L.L.C., General Partner

                                        By: /s/ Bradley C. Franco
                                           ------------------------------------
                                           Name:  Bradley C. Franco
                                           Title:  Manager



                               Page 12 of 13 pages

                                                                      EXHIBIT A

                             JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated:  February 13, 2007

                                        FRANCO FAMILY L.P.

                                        By: Franco Mgt. L.L.C., General Partner

                                        By: /s/ Bradley C. Franco
                                           ------------------------------------
                                           Bradley C. Franco
                                           Manager

                                        FRANCO MGT. L.L.C.

                                        By: /s/ Bradley C. Franco
                                           ------------------------------------
                                           Bradley C. Franco
                                           Manager

                                        ESTATE OF DON FRANCO

                                        By:  /s/ Nancy M. Franco
                                           ------------------------------------
                                            Nancy M. Franco
                                            Executrix

                                        NANCY M. FRANCO 2006 GRAT

                                        By: /s/ Bradley C. Franco
                                           ------------------------------------
                                           Bradley C. Franco
                                           Trustee

                                        BRADLEY C. FRANCO

                                        /s/ Bradley C. Franco
                                        ---------------------------------------

                                        NANCY M. FRANCO

                                        /s/ Nancy M. Franco
                                        ---------------------------------------

                              Page 13 of 13 pages